EXHIBIT 99.2

dressbarn                                                               maurices


                                  NEWS RELEASE

          The Dress Barn, Inc. Announces the Release of Escrow Funds, Reversal of Legal Accrual and Reduction of Outstanding Debt

SUFFERN,  N.Y.--(BUSINESS  WIRE)--July 27,  2005--The Dress Barn, Inc.  (NASDAQ:
DBRN - News), a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands, announced that the Supreme Court of Connecticut's decision to reverse a judgment against the Company in the amount of $32 million has become final. As a result, the approximately $41 million in the escrow account established in connection with the Company's appeal has been released. The Company is using the proceeds from the escrow account to reduce its outstanding debt. The reversal of the legal accrual for this litigation will be reflected in the Company's financial results for its fiscal fourth quarter ending July 30th.

David R. Jaffe, President and Chief Executive Officer of the Dress Barn, Inc. commented, "We are pleased with the final judgment in favor of Dress Barn and are utilizing the cash from the escrow account to improve the financial position of the company."


ABOUT THE DRESS BARN,  INC.
The Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of July 2, 2005, the Company operated 779 dressbarn stores in 45 states and 481 maurices stores in 39 states. For more information, please visit www.dressbarn.com and www.maurices.com.


FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are not historical in nature and are "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors as they relate to dressbarn's operations that could cause actual results to differ materially from the information is readily available on our most recent report on Form 10-K/A for the year ending July 31, 2004 and Form 10-Q for the quarter ending April 30, 2005. Such factors as they relate to maurices include risks applicable to the retail apparel business in general and risks which may be applicable to maurices' business. In addition, there are risks associated with the integration of two businesses.

CONTACT: Armand Correia
         The Dress Barn, Inc.
         Senior Vice President & CFO
         (845) 369-4600